(THIS IS BEING FILED SOLELY TO CORRECT THE DATE OF THE PROSPECTUS)
Prospectus Supplement Dated December 9, 1997 (To Prospectus dated July 11, 1997)



Prospectus Supplement
(To Prospectus dated July 11, 1997)

CONSOLIDATED NATURAL GAS COMPANY

$300,000,000

6.80% Debentures Due December 15, 2027


Interest on the Debentures offered hereby (the "New Debentures") is payable semi-annually, on June 15 and December 15, commencing June 15, 1998. The New Debentures will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount thereof or (ii) the sum of the Remaining Scheduled Payments (as defined herein) thereon discounted at the Treasury Rate (as defined herein) plus 5 basis points, plus in either case accrued interest to the date of redemption. See "Supplemental Description of the New Debentures--Redemption at Option of Company." The New Debentures will not be subject to any sinking fund. The New Debentures will be issued only in book-entry form through the facilities of The Depository Trust Company ("Depositary" or "DTC").

Application has been made to list the New Debentures on the New York Stock Exchange. Listing will be subject to meeting the requirements of the Exchange, including those related to distribution.

          -----------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          -----------------------------------------------------------

================================================================================
                         PRICE TO            UNDERWRITING        PROCEEDS TO
                         PUBLIC(1)           DISCOUNT(2)         COMPANY(1)(3)
--------------------------------------------------------------------------------
   PER DEBENTURE         99.190%             0.875%              98.315%
   TOTAL                 $297,570,000        $2,625,000          $294,945,000
--------------------------------------------------------------------------------


(1)  Plus accrued interest, if any, from December 15,1997.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriters."

(3)  Before deduction of expenses payable by the Company estimated at $200,000.

          -----------------------------------------------------------

The New Debentures are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the New Debentures will be delivered in book-entry form only on or about December 15, 1997 through the facilities of DTC, against payment therefor in immediately available funds. As December 15, 1997 is the fourth business day following the date of this Prospectus Supplement, purchasers of the New Debentures should be aware that trading of the New Debentures on the date of this Prospectus Supplement may be affected by such four-day settlement. See "Underwriters."

CHASE SECURITIES INC.                                       SALOMON SMITH BARNEY

The date of this Prospectus Supplement is December 9, 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NEW DEBENTURES, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS AND SYNDICATE SHORT COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                        THE COMPANY AND ITS SUBSIDIARIES

       Reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Annual Report") and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, which are incorporated herein by reference, for current information concerning the Company and its subsidiaries including the Company's consolidated financial statements set forth therein and the related Management's Discussion and Analysis of Financial Condition and Results of Operations.


                                 USE OF PROCEEDS

       The proceeds from the sale of the New Debentures will be added to the Company's treasury fund and subsequently used to finance, in part, 1998 capital expenditures of the Company and its subsidiary companies estimated to be approximately $715 million, reduction of short-term debt, repurchase of Company stock and/or acquire, retire or redeem securities of which the Company is an issuer.


                 SUPPLEMENTAL DESCRIPTION OF THE NEW DEBENTURES

       The following description of the particular terms of the New Debentures offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the New Debentures set forth in the accompanying Prospectus under "Certain Terms and Descriptions of Debt Securities and Indenture," to which description reference is hereby made. The following brief summaries of certain provisions contained in the Indenture do not purport to be complete, use certain terms defined in the Indenture, and are qualified in their entirety by express reference to the Indenture.

       The New Debentures will be unsecured general obligations of the Company and will be issued as a separate series of securities under an Indenture dated as of April 1, 1995 ("Indenture") between the Company and United States Trust Company of New York, as Trustee ("Trustee").

       The New Debentures will be limited to $300,000,000 aggregate principal amount and will mature on December 15, 2027. Each New Debenture will bear interest from December 15, 1997 or from the most recent interest payment date to which interest has been paid, at the rate per annum specified on the cover page hereof, payable semi-annually on June 15 and December 15 commencing June 15, 1998, to the person in whose name such New Debenture is registered at the close of business on the preceding June 1 and December 1, respectively.

       The New Debentures will not be subject to any sinking fund.

       The covenants described in the accompanying Prospectus under "Certain Terms and Descriptions of Debt Securities and Indenture--Certain Covenants" will apply to the New Debentures, subject to defeasance as described therein. Future series of Debt Securities issued under the Indenture may or may not have the benefit of such covenants.

       The New Debentures will be subject to defeasance under the conditions described in the Prospectus. See "Certain Terms and Descriptions of Debt Securities and Indenture--Legal Defeasance and Covenant Defeasance" in the accompanying Prospectus.


REDEMPTION AT OPTION OF COMPANY

       The New Debentures will be redeemable, as a whole or in part, at the option of the Company, at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of the New Debentures to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as hereinafter defined) thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 5 basis points, plus, in either case, accrued interest on the principal amount being redeemed to the date of redemption.

       "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

       "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the New Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such New Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

       "Comparable  Treasury Price" means,  with respect to any redemption date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the  Trustee  obtains  fewer than three such  Reference  Treasury  Dealer
Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

       "Reference Treasury Dealer" means each of Chase Securities Inc. and Salomon Brothers Inc, their respective successors and additional dealers, if any, appointed by the Trustee after consultation with the Company; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

       "Remaining Scheduled Payments" means, with respect to any New Debenture, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such New Debenture, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

       Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of New Debentures to be redeemed. The Company may condition such redemption on the happening of a stated event, in which case the notice will describe such conditions.

       Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the New Debentures or portions thereof called for redemption.

BOOK-ENTRY PROCEDURES

       Upon issuance, the New Debentures will be represented by global Securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary, or a nominee of the Depositary.

       Upon the issuance of the global Securities, the Depositary for such global Securities or its nominee will credit the accounts designated by the Underwriters of persons having accounts with the Depositary with the respective principal face amounts of the book-entry New Debentures represented by such global Securities. Ownership of beneficial interests in the global Securities will be limited to participants and to persons that have accounts with the
Depositary ("participants") or persons that may hold interests through participants. Ownership interests in the global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such global Securities (with respect to a participant's interest) and records maintained by participants (with respect to interests of persons other than participants).

       Payment of principal of and any premium and interest on the book-entry New Debentures represented by the global Securities will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole Holder of the New Debentures represented thereby for all purposes under the Indenture. Neither the Company nor the Trustee, nor any agent of the Company or the Trustee, will have any responsibility or liability for any aspect of the Depositary's records relating to beneficial ownership interests or payments made on account of beneficial ownership interests in the global Securities representing any book-entry New Debentures, for any acts or omissions of the Depositary or for any transactions between the Depositary and participants or beneficial owners.

       The Company has been advised by the Depositary that upon receipt of any payment of principal of or any premium or interest on the global Securities, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Securities as shown on the records of the Depositary. Payments through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

       The global  Securities  may not be  transferred  except as a whole by the
Depositary to a nominee of the Depositary. The global Securities are exchangeable only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such global Securities or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and if the Company does not appoint a successor depositary within 90 days, (ii) the Company in its sole discretion determines that such global Securities shall be exchangeable for definitive New Debentures in registered form, or (iii) an Event of Default with respect to the New Debentures represented by such global Securities has occurred and is continuing. Any global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for New Debentures issuable in denominations of $1,000 and integral multiples thereof and registered in such names as the Depositary holding such global Security shall direct. Subject to the foregoing, the global Securities are not exchangeable, except for global Securities of like denomination to be registered in the name of the Depositary or its nominee. If the New Debentures were subsequently issued in registered form, they would thereafter be transferred or exchanged without any service charge at the office of the Paying Agent and Transfer Agent, United States Trust Company of New York, 114 West 47th Street, New York, New York 10036, or at any other office or agency maintained by the Company for such purpose.

       So long as the Depositary for the global Securities, or its nominee, is the registered owner of such global Securities, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the New Debentures represented by such global Securities for the purpose of receiving payment on the New Debentures, receiving notices and for all other purposes under the Indenture and the New Debentures. Except as provided above, owners of beneficial interests in the global Securities representing the New Debentures will not be entitled to receive physical delivery of New Debentures in definitive form and will not be considered the Holders thereof for any purpose under the Indenture. Accordingly, each person owning a beneficial interest in the global Securities representing the New Debentures must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder of such securities under the Indenture. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or an owner of a beneficial interest in such a global Securities desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

       The New Debentures will trade in the Same-Day Funds Settlement System of the Depositary until maturity, and settlement for the New Debentures will be made in immediately available funds. In connection therewith, all payments of principal of and interest on the New Debentures will be made in immediately available funds. Because the New Debentures will trade in the Depositary's Same-Day Funds Settlement System, secondary market trading activity in the New Debentures will be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the New Debentures.

       The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the

Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.


                                  UNDERWRITERS

       Each of the Underwriters named below (the "Underwriters") has severally agreed, subject to the terms and conditions of the Purchase Agreement, to purchase from the Company the principal amount of New Debentures set forth opposite its name. The Purchase Agreement provides that the Underwriters will be obligated to purchase all of the New Debentures if any are purchased.

                                                              Principal
             Underwriter                                       Amount
            ------------                                      --------
    Chase Securities Inc. .............................     $150,000,000
    Salomon Brothers Inc ..............................      150,000,000
                                                            ------------
                                                            $300,000,000
                                                            ============

       The Company has been advised by the Underwriters that they propose to make a public offering of the New Debentures directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement to certain dealers at such price less a concession not in excess of .50% of the principal amount of the New Debentures. The Underwriters may allow, and such dealers may reallow, a concession of .25% of the principal amount of the New Debentures to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

       Application has been made to list the New Debentures on the New York Stock Exchange. The Company has been advised by the Underwriters that the Underwriters presently intend to make a market in the New Debentures after the consummation of the offering although the Underwriters are under no obligation to do so and the Underwriters may discontinue any such market making at any time in their sole discretion. No assurance can be given as to the liquidity of the trading market for the New Debentures or that an active trading market for the New Debentures will develop.

       In connection with the offering of the New Debentures, Chase Securities Inc., on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the New Debentures in the open market for the purpose of pegging, fixing or maintaining the price of the New Debentures. Syndicate covering transactions involve purchases of the New Debentures in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the New Debentures to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

       The Company has agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the Underwriters may be required to make in respect thereof.

       Affiliates of Chase Securities Inc. have engaged in general financing and banking transactions with, and provide corporate trust services to, the Company and/or its subsidiaries from time to time in the ordinary course of business, and they may do so in the future.

       Both Chase Securities Inc. and Salomon Brothers Inc have provided investment banking services to the Company for which they have received customary fees.

PROSPECTUS
                                 $1,000,000,000
                        CONSOLIDATED NATURAL GAS COMPANY
                                 DEBT SECURITIES
                                 PREFERRED STOCK
                                  COMMON STOCK

                           --------------------------

            Consolidated Natural Gas Company (the "Company") may offer from time to time (i) its debt securities (the "Debt Securities"), which may be convertible into shares of common stock, par value $2.75 per share, of the Company (the "Common Stock"), (ii) shares of its preferred stock, par value $100.00 per share (the "Preferred Stock"), which may be convertible into shares of Common Stock or exchangeable for Debt Securities, and (iii) shares of its Common Stock. Each share of Common Stock issued hereunder shall be accompanied by a Right as described in "Description of Common Stock-Common Stock Purchase Rights". The Preferred Stock and the Common Stock are collectively referred to as the "Equity Securities", and the Debt Securities and the Equity Securities are collectively referred to as the "Securities". The Securities offered pursuant to this Prospectus may be offered separately or together in one or more series up to an aggregate public offering price of $1,000,000,000 (or the equivalent thereof in foreign currency or currency units) at individual prices and on terms to be determined in light of market conditions at the time of the offering and in conformity with the requirements of the Public Utility Holding Company Act of 1935 (the "Holding Company Act") and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

            The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and, among other things, will include, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount offered, ranking, rate or rates of interest or the provisions for determining such rate or rates and the time of payment thereof, maturity, currency of payment, terms relating to redemption (whether mandatory, at the option of the Company or the holder), terms for sinking fund payments, terms for conversion or exchange, additional covenants and the initial public offering price, (ii) in the case of shares of Preferred Stock, the number of shares, specific title and stated value, any dividend, liquidation, redemption, conversion, exchange, voting and other rights and restrictions and the initial public offering price and (iii) in the case of shares of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof.

            The applicable Prospectus Supplement will also contain information, where applicable, about certain U.S. Federal income taxes, accounting and other considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

            The Securities may be sold directly by the Company, through agents designated by the Company from time to time or through underwriters or dealers designated by the Company from time to time. If any agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable agent's commission, dealer's purchase price or underwriter's discount will be as set forth in or may be calculated from the applicable Prospectus Supplement. The net proceeds to the Company from such sale will be the purchase price of such Securities less such commission in the case of an agent, the purchase price of such Securities in the case of a dealer or the public offering price of such Securities less such discount in the case of an underwriter and less, in each case, other attributable issuance expenses. See "Plan of Distribution" for indemnification arrangements for agents, dealers and underwriters.


                           --------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------


                  The date of this Prospectus is July 11, 1997.

                              AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and information with the Securities and Exchange Commission, Washington, D.C. (the "Commission"). Certain information, as of particular dates, concerning the directors and officers of the Company, their remuneration and any material interests of such persons in transactions with the Company, is disclosed in proxy statements distributed to shareholders and filed with the Commission. The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed to be qualified in its entirety by such reference.

            The Registration Statement, as well as the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and is also available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web Site (http:/www.sec.gov) that contains such reports, proxy statements and other information. Such reports, proxy statements and other information also may be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which certain of the Company's securities are listed.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents, which were filed by the Company with the Commission (File No. 1-3196), are incorporated in this Prospectus by reference:

(1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; and

(2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

            All reports  and other  documents  filed by the Company  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            The Company undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (not including exhibits to such documents unless exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Corporate Secretary, Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, PA 15222-3199, Telephone No. (412) 690-1183.

                        THE COMPANY AND ITS SUBSIDIARIES

            The Company is engaged solely in the business of owning and holding the outstanding securities of fifteen directly owned subsidiary companies. The Company is a public utility holding company regulated under the Holding Company Act.

            The Company and its subsidiaries ("Consolidated System" or "System") are engaged in all phases of the natural gas business -- distribution, transmission and exploration and production. The Company's principal subsidiaries are described below.



DISTRIBUTION

            Public utility subsidiaries of the Company are The East Ohio Gas Company, The Peoples Natural Gas Company, Virginia Natural Gas, Inc. and Hope Gas, Inc. Principal cities served at retail are: Cleveland, Akron, Youngstown, Canton, Warren, Lima, Ashtabula and Marietta in Ohio; Pittsburgh (a portion), Altoona and Johnstown in Pennsylvania; Norfolk, Newport News, Virginia Beach, Chesapeake, Hampton and Williamsburg in Virginia; and Clarksburg and Parkersburg in West Virginia. During 1996, the distribution business accounted for 50% and 47% of the System's total operating revenues and operating income before income taxes, respectively.

TRANSMISSION

            CNG Transmission Corporation operates a regional interstate pipeline system and provides gas transportation and storage services to each of the Company's public utility subsidiaries and to non-affiliated utilities, end-users and others in the Midwest, the Mid-Atlantic states and the Northeast. CNG Transmission Corporation is subject to regulation by the Federal Energy Regulatory Commission. During 1996, the transmission business accounted for 10% and 32% of the System's total operating revenues and operating income before income taxes, respectively.

EXPLORATION AND PRODUCTION

            CNG Producing Company is the Company's exploration and production subsidiary. It explores for and produces gas and oil primarily in the Gulf of Mexico, the southern and western United States, the Appalachian region and Canada. This segment of the business also includes the gas and oil production activities of CNG Transmission Corporation. During 1996, the exploration and production business accounted for 8% and 24% of the System's total operating revenues and operating income before income taxes, respectively.

ENERGY MARKETING SERVICES

            CNG Energy Services Corporation conducts activities in the unregulated energy area, including gas and electric power marketing, and invests in power generation facilities. During 1996, the energy marketing services business accounted for 32% and (2)% of the System's total operating revenues and operating income before income taxes, respectively.

INTERNATIONAL ACTIVITIES

            CNG International Corporation was formed by the Company in 1996 to invest in foreign energy activities. It currently holds interests in companies owning and operating gas pipelines in Australia. During 1996, international activities and other minor lines of business accounted for less than 1% and (1)% of the System's total operating revenues and operating income before income taxes, respectively.

            The Company is a Delaware corporation organized on July 21, 1942. Its principal executive offices are located at CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3199, and its telephone number is (412) 690-1000.

                                 USE OF PROCEEDS

The proceeds from the sale of the Securities will be added to the treasury funds of the Company and subsequently used to finance System capital expenditures, for general corporate purposes, to purchase the Company's common stock in the open market and/or to acquire, retire or redeem debt securities issued by the Company as authorized by the Commission under the Holding Company Act. The balance of funds required for these purposes is expected to be obtained principally from internal cash generation and the issuance of other debt or equity securities. Reference is made to the documents incorporated by reference herein for information relating to estimated capital expenditures.

                        CERTAIN TERMS AND DESCRIPTIONS OF
                          DEBT SECURITIES AND INDENTURE

            The Debt Securities will be issued in one or more series under an Indenture dated as of April 1, 1995 ("Indenture") between the Company and United States Trust Company of New York, as Trustee ("Trustee"), the form of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are qualified in their entirety by express reference to the Indenture and the Securities Resolutions (as defined in the Indenture). Certain terms defined in the Indenture are used in this summary without definition.

            The Indenture does not limit the amount of Debt Securities that can be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series pursuant to the terms of one or more Securities Resolutions establishing such series. As of the date of this Prospectus, there were Debt Securities aggregating $450 million outstanding under the Indenture. The Indenture does not restrict the amount of additional unsecured debt (whether senior or subordinated) or secured debt which the Company may incur. See "Certain Covenants" below for possible limitations on the Company's ability to create Liens (as defined) and enter into Sale-Leaseback Transactions (as defined). The Indenture also does not limit the amount which the Company may apply to the payment of dividends or the redemption or purchase of shares of its stock. Unless the Securities Resolution establishing the terms of Debt Securities otherwise provides, the Indenture and the Debt Securities do not contain any covenants which would afford Holders of Debt Securities protections in the event of a highly leveraged transaction. If such covenants are included in the Securities Resolution with respect to any offered Debt Securities, such covenants will be described in the related Prospectus Supplement.

            The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated debt of the Company. Although the Indenture provides for the possible issuance of Debt Securities in other forms or currencies, the only Debt Securities covered by this Prospectus will be Debt Securities denominated in U.S. dollars in registered form without coupons. Consequently, information contained in the Indenture relating to the offer and sale of Debt Securities in other forms or currencies is not provided in this Prospectus.

CERTAIN TERMS OF THE DEBT SECURITIES

            Reference is made to the  Prospectus  Supplement  for the  following terms, if applicable, of the Debt Securities offered thereby: (1) the designation, aggregate principal amount and denominations; (2) the price at which such Debt Securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable;
(4) the interest rate (which may be fixed or variable), if any; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the manner of paying principal or interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the Company;
(9) the terms of any redemption at the option of Holders; (10) whether or not such Debt Securities shall be convertible into, or exchangeable for, any other securities, whether or not issued by the corporation and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same; (11) whether such Debt Securities are to be represented in whole or in part by a Debt Security in global form and, if so, the identity of the depositary ("Depositary") for any global Security;
(12) any tax indemnity provisions; (13) the portion of principal payable upon acceleration of a Discounted Security (as defined below); (14) whether and upon what terms Debt Securities may be defeased; (15) any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indenture; (16) provisions for electronic issuance of Debt Securities or for Debt Securities in uncertificated form; and (17) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debt Securities. (Section 2.01)

            The Debt Securities of a series may be issued in whole or in part in the form of one or more global Securities that will be deposited with, or on behalf of, a Depositary identified in the Prospectus Supplement relating to the series. Global Securities may be issued in registered or uncertificated form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a global Security may not be transferred except as a whole by the Depositary to a nominee or a successor depositary. (Section 2.12) See "Book-Entry Securities" below for the terms of the depositary arrangement.

            Debt Securities of any series may be issued as Registered Securities or uncertificated securities, as specified in the terms of the series. (Section 2.01) Unless otherwise indicated in the Prospectus Supplement, Registered Securities will be issued in denominations of $1,000 and whole multiples thereof. One or more global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series to be represented by such global Security or Securities.

            Debt Securities may be issued under the Indenture as Discounted Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Discounted Securities.

            "Discounted Security" means a Debt Security where the amount of principal due upon acceleration is less than the stated principal amount.

CERTAIN COVENANTS

            The Debt Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. The Indenture does not limit the amount of unsecured debt that the Company can incur.

            As discussed below, the Indenture includes certain limitations on the Company's ability to create Liens and to enter into Sale-Leaseback
Transactions. However, such limitations will apply only to the extent the Securities Resolution establishing the terms of a series so provides and, if applicable, the limitations are subject to a number of qualifications and exceptions. Accordingly, the covenants described below will apply unless otherwise indicated in a Prospectus Supplement, and any obligations thereunder are subject to termination upon defeasance. See "Legal Defeasance and Covenant Defeasance" below.

            LIMITATION ON LIENS

            Unless the Securities Resolution establishing the terms of a series otherwise provides, the Debt Securities will be entitled to the benefit of a covenant in the Indenture which provides that the Company shall not, and shall not permit any Restricted Subsidiary to, incur any mortgage, pledge, security interest or lien (collectively, "Lien") on Principal Property to secure a Debt unless: (1) the Lien equally and ratably secures the Debt Securities and the Debt provided that the Lien may not secure an obligation of the Company that is subordinated to the Debt Securities; (2) the Lien secures Debt incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Company or a Restricted Subsidiary and does not extend to any other Principal Property (other than to unimproved real property used for the construction or improvement) owned by the Company or a Restricted Subsidiary at the time the Lien is incurred and which Lien may not be incurred more than one year after the later of the (a) acquisition, (b) completion of construction or improvement, or (c) commencement of full operation, of the property subject to the Lien; (3) the Lien is on property of a corporation at the time the corporation merges into or consolidates with the Company or a Restricted Subsidiary; (4) the Lien is on property at the time the Company or a Restricted Subsidiary acquires the property; (5) the Lien is on property of a corporation at the time the corporation becomes a Restricted Subsidiary; (6) the Lien secures Debt of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; (7) the Lien is in favor of a government or governmental entity and secures (a) payments pursuant to a contract or statute, (b) the ability of the Company to maintain self-insurance under or participate under any State insurance fund under legislation designated to insure employees of the Company against injury or occupational diseases, or (c) Debt incurred to finance all or some of the purchase price or cost of construction or improvement of the property subject to the Lien; (8) the Lien secures Debt which is payable, both with respect to principal and interest, solely out of the proceeds of oil, gas, coal or other minerals to be produced from the property subject thereto and to be sold or delivered by the Company or a Subsidiary, including any interest of the character commonly referred to as a "production payment"; (9) the Lien is created or assumed by a Subsidiary on oil, gas, coal or other mineral prop-erty owned or leased by a Subsidiary to secure Debt of such Subsidiary for the purposes of developing such properties, including any interest of the character commonly referred to as a "production payment"; provided, however, that neither the Company nor any other Subsidiary shall assume or guarantee such Debt or otherwise be liable in respect thereof; (10) the Lien extends, renews or replaces in whole or in part a Lien ("existing Lien") permitted by any of clauses (1) through (9) provided that the Debt secured by the Lien may not exceed the Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien was incurred under clause (1) or (6) and the Lien may not extend beyond (a) the property subject to the existing Lien (other than property that at the time is not Principal Property) and (b) improvements and construction on such property; (11) the Debt plus all other Debt secured by Liens on Principal Property at the time does not exceed 10% of Consolidated Net Tangible Assets (excluding from all other Debt in the determination: (a) Debt secured by a Lien permitted by any of clauses (1) through (10) and (12) and (b) Debt secured by a Lien incurred prior to the date of the Indenture that would have been permitted by any of those clauses if the Indenture had been in effect at the time the Lien was incurred), provided that Attributable Debt for any lease permitted by clause (3) under "Limitation on Sale and Leaseback" below must be included in the determination and treated as Debt secured by a Lien on Principal Property not otherwise permitted by any of clauses (1) through (10) or
(12); or (12) the Lien is a Permitted Lien. (Section 4.04)

            "Attributable Debt" for a lease means, as of the date of determination, the present value of net rent for the remaining term of the lease. Rent shall be discounted to present value at a discount rate that is compounded semiannually. The discount rate shall be 10% per annum or, if the Company elects, the discount rate shall be equal to the weighted average Yield to Maturity of the Debt Securities. Such average shall be weighted by the principal amount of the Debt Securities of each series or, in the case of Discounted Securities, the amount of principal that would be due as of the date of determination if payment of the Debt Securities were accelerated on that date. (Section 4.01)

            "Consolidated Net Tangible Assets" means total assets less (a) total current liabilities (excluding short-term Debt and payments due within one year on Long-Term Debt) and deferred credits, (b) intangible assets, including, without limitation, goodwill, copyrights, trademarks, trade names, patents and unamortized debt discount and expense, (c) reserves, including reserves for estimated rate refunds pending the outcome of a rate proceeding to the extent such refunds have not been finally determined, but excluding reserves for deferred differences, (d) advances to finance oil and natural gas exploration and development to the extent that the Debt related thereto is excluded from Long-Term Debt, (e) an amount equal to the amount excluded from Long-Term Debt representing "production payment" financing of oil or natural gas exploration and development by the Company or its consolidated Subsidiaries, and (f) minority interests in common stocks and surplus in Subsidiaries, in each case as reflected in the Company's most recent consolidated balance sheet preceding the date of a determination under clause (11) of the first paragraph under "Limitation on Liens" above. (Section 4.01)

            "Permitted Liens" includes, among other items, the pledge or assignment in the ordinary course of business of gas inventory, accounts receivable or customers' installment paper. (Section 4.01)

            "Principal Property" means any property or asset used in connection with or relating to the transmission, distribution, exploration or production of natural gas whether now or hereafter owned, located in the United States (excluding territories and possessions), the net depreciated book value of which on the date as of which the determination is being made exceeds 3% of the Consolidated Net Tangible Assets of the Company, except any such property or asset that in the opinion of the Board or Company management (evidenced by a certified Board resolution or an Officers' Certificate delivered to the Trustee) is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries. (Section 4.01)

            "Restricted Subsidiary" means a Wholly Owned Subsidiary that has substantially all of its assets located in the United States (excluding territories and possessions) and owns a Principal Property. (Section 4.01)

            LIMITATION ON SALE AND LEASEBACK

            Unless the Securities Resolution establishing the terms of a series otherwise provides, the Debt Securities will be entitled to the benefit of a covenant in the Indenture which provides that the Company shall not, and shall not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction with respect to any Principal Property acquired or placed into service more than 180 days before the effective date of such lease unless: (1) the lease has a term of three years or less; (2) the lease is between the Company and a Restricted Subsidiary or between Restricted

Subsidiaries;  (3) the Company or a Restricted  Subsidiary  under any of clauses
(2) through (11) under "Limitation on Liens" above could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or (4) the Company or a Restricted Subsidiary within 180 days of the effective date of the lease retires Long-Term Debt of the Company or a Restricted Subsidiary at least equal in amount to the Attributable Debt for the lease. A Debt is retired when it is paid or cancelled. However, the Company or a Restricted Subsidiary may not receive credit for retirement of: (1) Debt of the Company that is subordinated to the Debt Securities; or (2) Debt, if paid in cash, that is owned by the Company or a Restricted Subsidiary. (Section 4.05)

            "Sale-Leaseback Transaction" means an arrangement pursuant to which the Company or a Restricted Subsidiary now owns or hereafter acquires a Principal Property, transfers it to a person, and leases it back from the person. (Section 4.01)

SUCCESSOR OBLIGOR

            Unless the Securities Resolution establishing the terms of a series otherwise provides, the Debt Securities will be entitled to the benefit of a covenant in the Indenture which provides that the Company will not consolidate with or merge into, or transfer all or substantially all of its assets to, any person, unless: (1) the person is organized under the laws of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the Indenture and the Debt Securities; (3) immediately after the transaction no Default (as defined) exists; and (4) if as a result of the transaction, a Principal Property would become subject to a Lien not permitted by the provisions described under "Limitation on Liens" above, to the extent applicable, the Company or such person secures the Debt Securities equally and ratably with or prior to all obligations secured by the Lien. The successor will be substituted for the Company, and thereafter all obligations of the Company under the Indenture and the Debt Securities shall terminate. (Section 5.01)

EXCHANGE OF SECURITIES

            Registered Securities may be exchanged for an equal aggregate principal amount of Registered Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the Registered Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the Transfer Agent. (Section 2.07)

DEFAULTS AND REMEDIES

            Unless the Securities Resolution establishing the terms of a series otherwise provides (in which event the Prospectus Supplement for such series shall so indicate), an "Event of Default" with respect to the series of Debt Securities will occur if: (1) the Company defaults in any payment of interest on any Debt Securities of the series when the same becomes due and payable and the Default continues for a period of 60 days; (2) the Company defaults in the payment of the principal of any Debt Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise; (3) the Company defaults in the payment or satisfaction of any sinking fund obligation with respect to any Debt Securities of a series as required by the Securities Resolution establishing the terms of such series and the Default continues for a period of 60 days; (4) the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 120 days after the notice specified in the Indenture; (5) the Company pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a Custodian for it or for all or substantially all of its property, or (d) makes a general assignment for the benefit of its creditors; or (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company in an involuntary case, (b) appoints a Custodian for the Company or for all or substantially all of its property, or (c) orders the liquidation of the Company; and the order or decree remains unstayed and in effect for 60 days. (Section 6.01)

            The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

            A Default under clause (4) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. The Trustee may require indemnity satisfactory to it before it enforces the

Indenture or the Debt Securities of the series. Subject to certain limitations, Holders of a majority in principal amount of the Debt Securities of the series may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the series notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest.

            The failure to redeem any Debt Security subject to a Conditional Redemption is not an Event of Default if any event on which such redemption is so conditioned does not occur before the redemption date.

            The Indenture does not have a cross-default provision. Thus, a default by the Company on any other debt (including any other series of Debt Securities outstanding under the Indenture) would not constitute an Event of Default.

AMENDMENTS AND WAIVERS

            The Indenture and the Debt Securities may be amended, and any default may be waived as follows: The Debt Securities and the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Debt Securities of all series affected voting as one class. (Section 9.02) A default on a series may be waived with the consent of the holders of a majority in principal amount of the Debt Securities of the series. (Section 6.04) However, without the consent of each Holder affected, no amendment or waiver may
(1) reduce the amount of Debt Securities whose Holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Debt Security, (3) change the fixed maturity of any Debt Security, (4) reduce the principal of any Debt Security or reduce the amount of principal of any Discounted Security that would be due on acceleration thereof,
(5) change the currency in which principal or interest on a Debt Security is payable or (6), waive any default in payment of interest on or principal of a Debt Security. (Section 9.02) Without the consent of any Holder, the Indenture or the Debt Securities may be amended (1) to cure any ambiguity, omission, defect or inconsistency, (2) to provide for assumption of Company obligations to Holders in the event of a merger or consolidation requiring such assumption, (3) to provide that specific provisions of the Indenture not apply to a series of Debt Securities not previously issued, (4) to create a series and establish its terms, (5) to provide for a separate Trustee for one or more series, or (6) to make any change that does not materially adversely affect the rights of any Holder. (Section 9.01)

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

            Debt Securities of a series may be defeased in accordance with their terms and, unless the Securities Resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and to maintain agents in respect of the Debt Securities) with respect to the Debt Securities of the series and the Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations with respect to the Debt Securities of the series under the covenants described under "Certain Covenants" or other covenants which may be added for the benefit of a particular series of Debt Securities ("covenant defeasance").

            The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenants described under "Certain Covenants" or other covenants which may be added for the benefit of a particular series of Debt Securities. (Section 8.01)

            To exercise its legal defeasance option as to a series, the Company must deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Debt Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to Holders for Federal income tax purposes.

            "U.S. Government Obligations" are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations. (Section 8.02)

TRUSTEE

            United States Trust Company of New York will act as Trustee and Registrar for Debt Securities issued under the Indenture and, unless otherwise indicated in a Prospectus Supplement, the Trustee will also act as Transfer Agent and Paying Agent with respect to the Debt Securities. (Section 2.03) The Company may remove the Trustee with or without cause if the Company so notifies the Trustee six months in advance and if no Default occurs or is continuing during the six-month period.(Section 7.07)

                           DESCRIPTION OF COMMON STOCK

            The following outline of certain provisions of the Company's Certificate of Incorporation, as amended (the "Certificate"), and the Company's By-laws, as amended (the "Bylaws"), each of which is incorporated by reference as an exhibit to the Registration Statement, does not purport to be complete and is qualified in its entirety by express reference thereto. The Company is authorized to issue 400,000,000 shares of Common Stock.

DIVIDENDS

            All shares of Common Stock are entitled to participate equally with other shares of Common Stock in dividends, subject to the express terms and preferences of any outstanding series of Preferred Stock with respect to dividends and other distributions.

The indentures and supplemental indentures pursuant to which the Company's outstanding senior debentures have been issued contain restrictions on dividends and the Company's acquisition of its capital stock. Such documents provide that the Company cannot declare or pay any dividend or make any other distribution upon any of its capital stock or purchase or redeem or otherwise acquire for consideration any of its capital stock (excluding from such restriction and from the calculation dividends paid in capital stock and capital stock purchased, redeemed or otherwise acquired to the extent that it was so acquired in exchange for or with the proceeds of the issue of other capital stock) if, after giving effect to such dividend, distribution, purchase, redemption or other acquisition, the cumulative aggregate amount of all dividends and distributions declared or paid on its capital stock and the amount paid for the purchase, redemption or acquisition of its capital stock subsequent to a date specified in each such document by the Company exceeds the amount of the consolidated net income available for dividends after such date, plus an additional amount specified in each such document plus such additional amounts as shall, upon application by the Company, be authorized or approved by the Commission, or by any successor commission or authority administering the Holding Company Act. Under the most limiting of these provisions, $614 million was available for the payment of cash dividends on, and acquisitions of, capital stock at December 31, 1996.

VOTING RIGHTS

            Each share of Common Stock has one vote. Holders of a series of Preferred Stock possess those voting powers, if any, specified in the certificate of designation which establishes the terms and conditions for such series of Preferred Stock. In addition, in accordance with the General Corporation Law for the State of Delaware, the consent of holders of a series of Preferred Stock is required before certain corporate actions, particularly certain amendments to the Certificate adversely affecting the rights of holders of any such series of Preferred Stock, may be taken.

PREEMPTIVE RIGHTS

            The holders of the Common Stock have no preemptive rights of any kind.

PREFERENCES ON LIQUIDATION, DISSOLUTION OR WINDING-UP

            Upon liquidation, dissolution or winding-up of the Company, a series of Preferred Stock shall have preference over the Common Stock as set forth in the certificate of designation for such series of Preferred Stock. Generally, after payment of creditors, holders of shares of a series of the Preferred Stock outstanding shall be entitled to be paid the amounts fixed by the Board of Directors of the Company in the resolutions creating such series, including full cumulative dividends, before any payments are made to holders of Common Stock.

OTHER

            The Company's Common Stock is listed on the New York Stock Exchange and is also listed on the Basle, Geneva, Zurich and Lausanne stock exchanges. The First Chicago Trust Company of New York ("First Chicago") is Transfer Agent and Registrar for the Common Stock. The Shares of Common Stock offered, when issued, will be validly issued, fully paid and nonassessable.

PROVISIONS OF THE CERTIFICATE AND BYLAWS WHICH MAY HAVE ANTI-TAKEOVER EFFECTS

            The Certificate requires certain conditions to be met for mergers and other business combinations (collectively "Business Combinations") with any beneficial holder of 5% or more of outstanding shares of the Common Stock (a "Substantial Stockholder"). In consummating any Business Combination with a Substantial Stockholder, the amount paid per share to holders of Common Stock by a Substantial Stockholder must be no less than the highest per share price which the Substantial Stockholder paid for any shares of the Common Stock acquired by it after it acquired 5% of the outstanding Common Stock. Also, the consideration paid in such Business Combination must be either cash or the same form as the consideration paid by the Substantial Stockholder for any shares of the Common Stock acquired by it after it acquired its 5% interest.

            The Certificate also provides for the Company's Board of Directors to be divided into three classes as nearly equal in number as possible, with the term of one class to expire each year.

            The Certificate requires that holders of seventy-five percent or more of outstanding shares of Common Stock must approve any action requiring a stockholder vote when such action is to be taken upon written consent of stockholders. The Company's Bylaws provide that, unless recommended by the Board of Directors, no person shall be elected a director unless notice in writing of such person's nomination by a stockholder is received by the Company not more than sixty nor less than thirty calendar days before the date of the meeting at which the election is to take place. The Bylaws require that a special meeting of stockholders called at the request of stockholders must be so requested by holders of at least seventy-five percent of the outstanding shares of Common Stock. The provisions described under this caption may be amended or repealed only with a two-thirds or greater vote of the Continuing Directors (generally directors before the time a Substantial Stockholder becomes such) or by affirmative vote of the holders of seventy-five percent or more of the outstanding Common Stock.

COMMON STOCK PURCHASE RIGHTS

            Each holder of the Company's Common Stock, including shares issued pursuant to this Prospectus, holds one right ("Right") for each outstanding share of Common Stock held. Rights are issued pursuant to a shareholder rights plan which was approved by the Board of Directors on November 13, 1995. Each Right entitles the registered holder to purchase from the Company one-half of one share of Common Stock at a price of $175 per share (the "Rights Purchase Price"), being $87.50 per half share, subject to adjustment. The description and terms of the Rights are set forth in a rights agreement (the "Rights Agreement") between the Company and First Chicago, as rights agent (the "Rights Agent") which is incorporated by reference as an exhibit to the Registration Statement. The following outline of certain provisions with respect to the Rights does not purport to be complete and is qualified in its entirety by express reference to the Rights Agreement.

            DISTRIBUTION DATE; TRANSFER OF RIGHTS

            Until the earlier to occur of (i) ten days following the date (the "Shares Acquisition Date") of the public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of Common Stock or other voting securities ("Voting Stock") that have 10% or more of the voting power of the outstanding shares of Voting Stock or (ii) ten days following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in such person acquiring, or obtaining the right to acquire, beneficial ownership of Voting Stock having 10% or more of the voting power of the outstanding shares of Voting Stock (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by such Common Stock certificate. The Rights Agreement provides that, until the Rights Distribution Date, the Rights will be transferred with and only with the Company's Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), new Common

Stock certificates issued after February 28, 1996 (the "Rights Record Date") upon transfer or new issuance of the Company's Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of the Company's Common Stock certificates outstanding as of the Rights Record Date will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Company's Common Stock as of close of business on the Rights Distribution Date and such separate Right Certificates alone will evidence the Rights.

            The Rights are not exercisable until the Rights Distribution Date. The Rights will expire at the close of business on February 28, 2006, unless earlier redeemed or exchanged by the Company as described below.

            EXERCISE OF RIGHTS FOR COMMON STOCK OF THE COMPANY

            In the event that a Person becomes an Acquiring Person at any time following the Rights Distribution Date, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Rights Purchase Price of the Right then in effect. Notwithstanding any of the foregoing, following the occurrence of such event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

            EXERCISE OF RIGHTS FOR SHARES OF THE ACQUIRING COMPANY

            In the event that, at any time following the Shares Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction, or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, Common Stock of the acquiring company having a value equal to two times the Rights Purchase Price of the Right then in effect.

            ADJUSTMENTS TO RIGHTS PURCHASE PRICE

            The Rights Purchase Price payable, and the number of shares of Common Stock (or other securities, as the case may be) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification or, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for or purchase shares of the Common Stock or convertible securities at less than the then current market price of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in the Common Stock) or of subscription rights or warrants (other than those referred to above). Prior to the Rights Distribution Date, the Board of Directors of the Company may make such equitable adjustments as it deems appropriate in the circumstances in lieu of any adjustment otherwise required by the foregoing.

            With certain exceptions, no adjustment in the Rights Purchase Price will be required until the earlier of (i) three years from the date of the event giving rise to such adjustment or (ii) the time at which cumulative adjustments require an adjustment of at least 1% in such Rights Purchase Price. No fractional shares of Common Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

            REDEMPTION AND EXCHANGE OF RIGHTS

            At any time prior to 5:00 P.M. New York City time on the tenth day following the Shares Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Independent Directors. Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights with, if required, the concurrence of the Independent Directors, the Company shall make announcement thereof, and upon such action, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Rights Redemption Price.

            At any time after the occurrence of the event set forth under the heading "Exercise of Rights for Common Stock of the Company" above, the Board of Directors may exchange the Rights (other than Rights owned by an Acquiring Person, which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other securities, cash or other assets deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.

            Until a Right is exercised or exchanged for Common Stock, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock or other consideration of the Company or for the stock of the Acquiring Person as set forth above, or are exchanged as provided in the preceding paragraph.

            AMENDMENTS TO TERMS OF THE RIGHTS

            Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company without the consent of the holders of the Rights prior to the Rights Distribution Date. Thereafter, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, defect or inconsistency, or to make changes which do not adversely affect the interests of holders of Rights (excluding the interest of any Acquiring Person); provided, however, that no supplement or amendment may be made on or after the Rights Distribution Date which changes those provisions relating to the principal economic terms of the Rights. The Board of Directors may also, with the concurrence of a majority of the Independent Directors, extend the redemption period for up to an additional 20 days.

            The term "Independent Directors" means any member of the Board of Directors of the Company who was a member of the Board prior to the date of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Independent Directors, but shall not include an Acquiring Person or any representative thereof.

                         DESCRIPTION OF PREFERRED STOCK

            Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to create and provide by resolution for the issuance of up to 5,000,000 shares of Preferred Stock in series and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Such terms of shares of Preferred Stock offered hereby shall be more fully set forth in the Prospectus Supplement with respect to such shares. As of the date hereof, no shares of Preferred Stock are issued or outstanding.

            The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

            (a) the maximum number of shares to constitute such series, which may subsequently be increased or decreased (but not below the number of shares of such series then outstanding) by resolution of the Board of Directors, the distinctive designation thereof and the stated value thereof if different than the par value thereof;

            (b) whether the shares of such series shall have voting powers and, if any, the terms of such voting powers;

            (c) the dividend rate or rates, if any, on the shares of such series or the manner in which such rate or rates shall be determined, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock and whether such dividends shall be cumulative or noncumulative;

            (d)    whether  the  shares  of such  series  shall  be  subject  to redemption by the Company, and, if made subject to redemption, the times, prices and other terms, limitations, restrictions or conditions of such redemption;

            (e) the relative amounts, and the relative rights or preferences, if any, of payment in respect of shares of such series which the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding-up of the Company;

            (f) whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to which and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes, and the terms and provisions relative to the operation of such retirement or sinking fund;

            (g) whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class, classes or series, or other securities, whether or not issued by the Company and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

            (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the Common Stock or any other class or classes of stock of the Company ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding-up of the Company;

            (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issuance of any additional stock (including additional shares of such series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets upon liquidation, dissolution or winding-up of the Company; and

            (j) any other preference, relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with law, the Certificate or any resolution of the Board of Directors pursuant thereto.

DIVIDENDS

            In addition to terms and conditions set forth in a certificate of designation with respect to a series of Preferred Stock, the indentures and supplemental indentures pursuant to which the Company's outstanding senior debentures have been issued contain restrictions on dividends and the Company's acquisition of its capital stock. See "Description of Common Stock-Dividends".

VOTING RIGHTS

            Holders of a series of Preferred Stock possess those voting powers, if any, specified in the certificate of designation which establishes the terms and conditions for such series of Preferred Stock. In addition, in accordance with the General Corporation Law for the State of Delaware, the consent of holders of a series of Preferred Stock is required in varying proportions before certain corporate actions, particularly certain amendments to the Certificates adversely affecting the rights of holders of any such series of Preferred Stock, may be taken.

PREEMPTIVE RIGHTS

            The holders of a series of Preferred Stock have no preemptive rights of any kind unless otherwise provided under the certificate of designation for such series of Preferred Stock.


PREFERENCES ON LIQUIDATION, DISSOLUTION OR WINDING-UP

            Upon liquidation, dissolution or winding-up of the Company, a series of Preferred Stock shall have preference over the Common Stock as set forth in the certificate of designation for such series of Preferred Stock. See
"Description of Common Stock-Preferences on Liquidation, Dissolution or Winding-up".

                              BOOK-ENTRY SECURITIES

            The Securities may be issued in the form of one or more global certificates (collectively, with respect to each series or issue of Securities, the "Global Security") registered in the name of a depositary or a nominee of a depositary. Unless otherwise specified in the applicable Prospectus Supplement, the depositary will be The Depository Trust Company ("DTC"). The Company has been informed by DTC that its nominee will be Cede & Co. ("Cede"). Accordingly, Cede is expected to be the initial registered holder of the Securities that are issued in global form. No person that acquires an interest in such Securities will be entitled to receive a certificate representing such person's interest in such Securities except as set forth herein or in the accompanying Prospectus Supplement. Unless and until definitive Securities are issued under the limited circumstances described herein, all references to actions by holders of Securities issued in global form shall refer to actions taken by DTC upon instructions from its Participants (as defined below), and all references herein to payments and notices to such holders shall refer to payments and notices to DTC or Cede, as the registered holder of such Securities.

            DTC has informed the Company that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, that it is a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to
Section 17A of the Exchange Act, and that it was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions among Participants through electronic book-entry, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

            Holders that are not Participants or Indirect Participants but that desire to purchase, sell or otherwise transfer ownership of, or other interests in, Securities may do so only through Participants and Indirect Participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the agent designated by the Company to Cede, as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or holders. Holders will not be recognized by the applicable Trustee or the Company as registered holders of the Securities entitled to the benefits of the applicable Indenture or the terms of the Securities. Holders that are not Participants will be permitted to exercise their rights as such only indirectly through and subject to the procedures of Participants and, if applicable, Indirect Participants.

            Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect (the "Rules"), DTC will be required to make book-entry transfers of Securities among Participants and to receive and transmit payments to Participants. Participants and Indirect Participants with which holders have accounts with respect to the Securities similarly are required by the Rules to make book-entry transfers and receive and transmit such payments on behalf of their respective holders.

            Because DTC can act only on behalf of Participants, who in turn act only on behalf of holders or Indirect Participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a holder to pledge Securities to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Securities, may be limited due to the absence of physical certificates for such Securities.

            DTC has advised the Company that DTC will take any action permitted to be taken by a registered holder of any Securities under the applicable Indenture or the terms of the Securities only at the direction of one or more Participants to whose accounts with DTC such Securities are credited.

            A Global Security will be exchangeable for the relevant definitive Securities registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Company that it is unwilling or unable to continue as depository for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as such depository, (ii) the Company executes and delivers to the applicable Trustee an order complying with the requirements of the applicable Indenture that such Global Security shall be so exchangeable or (iii) in the case of Debt Securities, there has occurred and is continuing a default in the payment of principal of, premium, if any, or interest on, the Debt Securities or an Event of Default or an event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to such Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence will be exchangeable for Debt Securities or definitive Securities registered in such names as DTC directs.

            Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all Participants of the availability through DTC of definitive Securities. Upon surrender by DTC of the Global Security representing the Securities and delivery of instructions for re-registration, the Trustee or the applicable registrar, as the case may be, will reissue the Securities as definitive Debt Securities, and thereafter such Trustee or the applicable registrar will recognize the holders of such definitive Securities as registered holders of Securities entitled to the benefits of the applicable Indenture or the terms of the Securities, as the case may be.

            Except as described above, the Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or a successor depositary appointed by the Company. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a Global Security evidencing all or part of the Securities unless such beneficial interest is in an amount equal to an authorized denomination for the Securities.

                              PLAN OF DISTRIBUTION

            The Company may solicit offers from time to time to sell the Securities to, for reoffer to the public through, underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. The Securities may be sold upon receipt of proposals pursuant to competitive bidding, or as may otherwise be permitted, under the Holding Company Act. The Company has also been authorized by the Commission acting under the Holding Company Act to sell the Securities through negotiated transactions in public offerings through underwriters and investment bankers, or to institutional investors in private placements. The Company may also sell the Securities through dealers or agents.

            Any specific managing underwriter or underwriters with respect to the offer and sale of the Securities and the members of the underwriting syndicate, if any, will be named in a Prospectus Supplement. Underwriters will not be obligated to make a market in any of the Securities. Unless otherwise set forth in a Prospectus Supplement, underwriters will be obligated to purchase all of the Securities offered, subject to certain conditions precedent.

            The Prospectus Supplement will describe the discounts and commissions to be allowed or paid to underwriters, if any, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers and agents, if any, and the exchanges, if any, on which the Securities will be listed.

            Underwriters, dealers and agents may be entitled, under agreements to be entered into with the Company, to indemnification against or to contribution with respect to certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

                                 LEGAL OPINIONS

            The legality of the Securities will be passed upon for the Company by Stephen E. Williams, Senior Vice President and General Counsel of the Company and of its subsidiary, Consolidated Natural Gas Service Company, Inc., ("Service Company") and Norbert F. Chandler, counsel for the Company and a General Attorney of Service Company. At December 31, 1996, Mr. Williams owned directly and/or beneficially 13,009 shares of Common Stock and has been granted pursuant and subject to the terms of the Company's long-term incentive plans, restricted stock awards of 23,554 shares and options on 125,181 shares of Common Stock. As of the same date, Mr. Chandler directly and/or beneficially owned 2,809 shares of Common Stock and options on 16,866 shares of Common Stock under such long-term incentive plans. Certain legal matters in connection with the Securities will be passed upon by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York, for the underwriters or purchasers. Cahill Gordon & Reindel represents the Company in various other legal matters.

                                     EXPERTS

            The consolidated financial statements of Consolidated Natural Gas Company and its subsidiaries incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

            The estimates of gas and oil reserves included in the aforesaid 1996 Annual Report are incorporated in this Prospectus by reference thereto in reliance upon the report of Ralph E. Davis Associates, Inc., independent geologists, as experts.

NO DEALER,  SALESMAN OR OTHER PERSON HAS         Prospectus Supplement
BEEN  AUTHORIZED TO GIVE ANY INFORMATION
OR  TO  MAKE  ANY   REPRESENTATION   NOT
CONTAINED IN THIS PROSPECTUS  SUPPLEMENT               CONSOLIDATED
OR THE PROSPECTUS AND, IF GIVEN OR MADE,               NATURAL GAS
SUCH INFORMATION OR REPRESENTATION  MUST               COMPANY
NOT  BE  RELIED   UPON  AS  HAVING  BEEN
AUTHORIZED   BY  THE   COMPANY   OR  THE               $300,000,000
UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT
AND THE  PROSPECTUS DO NOT CONSTITUTE AN               6.80% DEBENTURES
OFFER TO SELL, OR A  SOLICITATION  OF AN               DUE DECEMBER 15, 2027
OFFER  TO BUY,  THE  SECURITIES  OFFERED
HEREBY TO ANYONE IN ANY  JURISDICTION IN
WHICH THE  PERSON  MAKING  SUCH OFFER OR
SOLICITATION  IS NOT  QUALIFIED TO DO SO
OR TO ANYONE TO WHOM IT IS  UNLAWFUL  TO
MAKE ANY SUCH OFFER OR  SOLICITATION  IN
SUCH JURISDICTION OR IN WHICH THE PERSON
MAKING SUCH OFFER OR SOLICITATION IS NOT
QUALIFIED TO DO SO. NEITHER THE DELIVERY
OF THIS  PROSPECTUS  SUPPLEMENT  AND THE
PROSPECTUS  NOR ANY SALE MADE  HEREUNDER
SHALL, UNDER ANY  CIRCUMSTANCES,  CREATE
AN IMPLICATION THAT  INFORMATION  HEREIN
OR  THEREIN  IS  CORRECT  AS OF ANY TIME
SINCE   THE  DATE  OF  THIS   PROSPECTUS
SUPPLEMENT OR THE PROSPECTUS.





========================================
TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

The Company and its Subsidiaries.... S-3
Use of Proceeds .................... S-3
Supplemental Description of the
   New Debentures .................. S-3
Underwriters ....................... S-6

PROSPECTUS

Available Information ..............   2
Incorporation of Certain Documents
  by Reference .....................   2
The Company and its Subsidiaries....   3
Use of Proceeds ....................   3
Certain Terms and Descriptions of
   Debt Securities and Indenture....   4               CHASE SECURITIES INC.
Description of Common Stock ........   9
Description of Preferred Stock .....  12               SALOMON SMITH BARNEY
Book-Entry Securities ..............  14
Plan of Distribution ...............  15
Legal Opinions .....................  15
Experts ............................  16               Dated December 9, 1997